Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the

CH2M Hill Retirement and Tax-Deferred Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-113160) on Form S-8 of our report dated June 26, 2008 with respect to the statements of net assets available for benefits of CH2M Hill Retirement and Tax-Deferred Savings Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the year ended December 31, 2007 and the related supplemental schedules, as of and for the year ended December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 11-K of CH2M Hill Retirement and Tax-Deferred Savings Plan.

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

June 26, 2008